Exhibit 3.1

GREENHUNTER ENERGY INC.

CERTIFICATE OF DESIGNATIONS, RIGHTS, NUMBER OF SHARES AND PREFERENCES

10.0% SERIES C CUMULATIVE PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

The undersigned President of GREENHUNTER ENERGY, INC., a Delaware corporation (the “Corporation”), hereby certify that pursuant to authority granted to and vested in the Board of Directors of the corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted the following resolutions creating the Series C Cumulative Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 9,982,675 shares of authorized but unissued shares of the preferred stock, par value $.001 per share, of the Corporation, such series to be designated Series C Cumulative Preferred Stock (the “Series C Preferred Stock”), to consist of 500,000 shares, par value $.001 per share, of which the rights, preferences and privileges, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation’s Certificate of Incorporation) as follows:

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as 10.0% Series C Cumulative Preferred Stock, par value $0.001 per share (the “Series C Preferred Shares”), and the number of shares that shall constitute such series shall be 500,000.

Section 2. Definitions. For purposes of the Series C Preferred Shares and as used in this Certificate, the following terms shall have the meanings indicated:

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series C Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Call Date” shall mean the date fixed for redemption of the Series C Preferred Shares and specified in the notice to holders required under paragraph (e) of Section 5 as the Call Date.

“Certificate” shall mean this Certificate of Designations of Rights and Preferences of the Series C Preferred Shares.

A “Change of Ownership or Control” shall be deemed to have occurred on the date (i) that a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the total Voting Stock of the Corporation; (ii) that the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) of the consummation of a merger or share exchange of the Corporation with another entity where the Corporation’s stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding Voting Stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of the Board of Directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.

“Common Shares” shall mean the shares of Common Stock, par value $0.001 per share, of the Corporation.

“Dividend Default” shall have the meaning set forth in paragraph (b) of Section 3.

“Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 3.

“Dividend Periods” shall mean monthly dividend periods commencing on the first day of each calendar month and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that any Dividend Period during which any Series C Preferred Shares shall be redeemed pursuant to Section 5 shall end on and include the Call Date only with respect to the Series C Preferred Shares being redeemed.

“Dividend Rate” shall mean the dividend rate accruing on the Series C Preferred Shares, as applicable from time to time pursuant to the terms hereof.

“Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Junior Shares” shall have the meaning set forth in paragraph (c) of Section 7.

“Listing Default” shall have the meaning set forth in paragraph (c) of Section 3.

“Market Value” of a given security shall mean the average of the daily Trading Price per share of such security for the ten consecutive Trading Days immediately prior to the date in question.

“National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange, the NYSE Amex, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market or any comparable national securities exchange or national securities market.

“Quarterly Dividend Period” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the next succeeding Quarterly Dividend Period.

A “Quarterly Dividend Default” shall occur if the Corporation fails to pay cash dividends on the Series C Preferred Shares in full during any Dividend Period within a Quarterly Dividend Period, provided that only one Quarterly Dividend Default may occur during each Quarterly Dividend Period and only four Quarterly Dividend Defaults may occur during any calendar year.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 7.

“Penalty Rate” shall mean 12.0% per annum.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“SEC” shall have the meaning set forth in Section 9.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 7.

“Series C Preferred Shares” shall have the meaning set forth in Section 1.

“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series C Preferred Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

“Stated Rate” shall mean 10.0% per annum.

“Trading Day” shall mean, if a security is listed or admitted to trading on The NASDAQ Global Market, The NASDAQ Capital Market or The NASDAQ Global Select Market (each, a “NASDAQ Stock Market “), the New York Stock Exchange, the NYSE Amex or another national securities exchange or national securities market, a full day on which the NASDAQ Stock Market or such other national securities exchange or national securities market on which the security is traded is open for business and on which trades may be made thereon.

“Trading Price” of a security on any Trading Day (excluding any after-hours trading as of such date) shall mean:

(a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported by the principal consolidated transaction reporting system with respect to securities listed or admitted to trading or quoted on the NYSE Amex, or if such security is not listed or admitted to trading or quoted on the NYSE Amex, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange or national securities market on or in which such security is listed or admitted to trading;

(b) if such security is not listed on, admitted to trading or quoted on the NYSE Amex or a national securities exchange or national securities market on that date, the last price quoted by Interactive Data Corporation for that security on the date, or if Interactive Data Corporation is not quoting such price, a similar quotation service selected by the Corporation;

(c) if such security is not so quoted, the average mid-point of the last bid and ask prices for such security on that date from at least two dealers recognized as market-makers for such security selected by the Corporation for this purpose; or

(d) if such security is not so quoted, the average of the last bid and ask prices for such security on that date from a dealer engaged in the trading of such securities selected by the Corporation for such purpose.

“Transfer Agent” means Securities Transfer Corporation, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series C Preferred Shares.

“Voting Preferred Shares” shall have the meaning set forth in Section 8.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Section 3. Dividends.

(a) Holders of issued and outstanding Series C Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Dividend Rate of the $100.00 per share stated liquidation preference of the Series C Preferred Shares. Except as otherwise provided in paragraphs (b) and (c) of this Section 3, the Dividend Rate shall be equal to the Stated Rate. Such dividends shall accrue and accumulate on each issued and outstanding share of the Series C Preferred Shares on a daily basis from (but excluding) the original date of issuance of such share and shall be payable monthly in equal amounts in arrears on the last calendar day of each Dividend Period except for Series C Preferred Shares issued on the day other than the first day of a Dividend Period, for which an initial partial dividend payment for dividends accrued shall be payable at the end of the first full Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that (i) Series C Preferred Shares issued during any Dividend Period after the Dividend Record Date for such Dividend Period shall only begin to accrue dividends on the first day of the next Dividend Period; and provided further that (ii) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series C Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be (i) with respect to the partial Dividend Period for dividends accrued as described above, on the last day of the month of the partial Dividend Period and (ii) with respect to all other Dividend Periods, the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

(b) If at any time four Quarterly Dividend Defaults occur, whether consecutive or non-consecutive (a “Dividend Default “), then:

(i) the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Payment Date thereafter until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series C Preferred Shares in full and has paid accrued dividends for all Dividend Periods during the two most recently completed Quarterly Dividend Periods in full in cash, at which time the Dividend Rate shall revert to the Stated Rate;

(ii) on the next Dividend Payment Date following the Dividend Payment Date on which a Dividend Default occurs, and continuing until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series C Preferred Shares in full and has paid accrued dividends for all Dividend Periods during the two most recently completed Quarterly Dividend Periods in full in cash, the Corporation shall pay all dividends on the Series C Preferred Shares, including all accumulated accrued and unpaid dividends, on each Dividend Payment Date either in cash or, if not paid in cash, by issuing to the holders thereof (A) if the Common Shares are then subject to a National Market Listing, registered Common Shares with a value equal to the amount of dividends being paid, calculated based on the then current Market Value of the Common Shares, plus cash in lieu of any fractional Common Share; or (B) if the Common Shares are not then subject to a National Market Listing, additional Series C Preferred Shares with a value equal to the amount of dividends being paid, calculated based on the stated $100.00 liquidation preference of the Series C Preferred Shares, plus cash in lieu of any fractional Series C Preferred Shares (and dividends on any such Series C Preferred Shares upon issuance shall accrue at the Penalty Rate and accumulate until such time as the Dividend Rate shall revert to the Stated Rate in accordance with subparagraph (i) of this paragraph (b));

(iii) until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (b), the holders of Series C Preferred Shares will have the voting rights described below in Section 8; and

(iv) to the extent that the Corporation determines a shelf registration statement to cover resales of Common Shares or Series C Preferred Shares is required in connection with the issuance of, or for resales of, such Common Shares or Series C Preferred Shares issued as payment of a dividend, the Corporation will use its commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until such time as all shares of such stock have been resold thereunder or such shares are eligible for resale pursuant to Rule 144(b)(1) under the Securities Act of 1933, as amended.

Following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (b), if the Corporation subsequently fails to pay cash dividends on the Series C Preferred Shares in full for any Dividend Period, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraphs (i), (ii), (iii) and (iv) of this paragraph (b) shall immediately apply until such subsequent Dividend Default is cured as so provided.

(c) Once the Series C Preferred Shares become initially eligible for National Market Listing, if the Corporation fails to maintain a National Market Listing for the Series C Preferred Shares for 180 consecutive days or longer (a “Listing Default”), then:

(i) the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Listing Default and continuing until such time as the Corporation has cured the Listing Default by again subjecting the Series C Preferred Shares to a National Market Listing, at which time the Dividend Rate shall revert to the Stated Rate; and

(ii) until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (c), the holders of Series C Preferred Shares will have the voting rights described below in Section 8.

Following any Listing Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (c), if the Series C Preferred Shares subsequently cease to be subject to a National Market Listing, such event shall constitute a separate Listing Default, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (c) shall immediately apply until such time as the Series C Preferred Shares are again subject to a National Market Listing.

(d) The Corporation shall at all times keep reserved a sufficient number of Common Shares or Series C Preferred Shares for the payment of dividends on the Series C Preferred Shares as described above in paragraph (b) of this Section 3, and if a dividend is paid in shares of stock an amount equal to the aggregate par value of the shares issued shall be designated as capital in respect of such shares in accordance with Section 154 of the DGCL.

(e) No dividend on the Series C Preferred Shares will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the DGCL or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series C Preferred Shares shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series C Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series C Preferred Shares, as the case may be.

(f) Except as provided in the next sentence, if any Series C Preferred Shares are outstanding, no dividends will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series C Preferred Shares for all past Dividend Periods with respect to which full dividends were not paid on the Series C Preferred Shares either in cash or in Common Shares or Series C Preferred Shares. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series C Preferred Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series C Preferred Shares and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series C Preferred Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series C Preferred Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series C Preferred Shares which may be in arrears, whether at the Stated Rate or at the Penalty Rate.

(g) Except as provided in paragraph (f) of this Section 3, unless all accumulated accrued and unpaid dividends on the Series C Preferred Shares are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods with respect to which full dividends were not paid on the Series C Preferred Shares either in cash or in Common Shares or Series C Preferred Shares, no dividends (other than in Common Shares or Junior Shares ranking junior to the Series C Preferred Shares as to dividends and upon liquidation) may be declared or paid or set apart for payment upon the Common Shares or any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).

(h) Holders of Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of all accumulated accrued and unpaid dividends on the Series C Preferred Shares as described in this Section 3. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 4. Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series C Preferred Shares shall be entitled to receive an amount of cash equal to $100.00 per Series C Preferred Share plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series C Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series C Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series C Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Shares shall not be entitled to share therein.

Section 5. Redemption.

(a) The Series C Preferred Shares shall not be redeemable by the Corporation prior to three years from the date of issuance, except following a Change of Ownership or Control as provided below in paragraph (b) of this Section 5. On and after three years from the date of issuance of the Series C Preferred Shares, the Corporation may redeem the Series C Preferred Shares, in whole at any time or from time to time in part, at the option of the Corporation, for cash, at a redemption price of $100.00 per Series C Preferred Share, plus the amounts indicated in paragraph (c) of this Section 5.

(b) Following a Change of Ownership or Control, within 90 days following the date on which the Change of Ownership or Control has occurred, the Corporation or the acquiring entity in such Change of Ownership or Control will have the right, but not the obligation, to redeem the Series C Preferred Shares, in whole but not in part, for cash at $100 per share, plus the amounts indicated in paragraph (c) of this Section 5:

(c) Upon any redemption of Series C Preferred Shares pursuant to this Section 5, the Corporation (or, if applicable, the acquiring entity) shall, subject to the next sentence, pay any accumulated accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series C Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Shares called for redemption.

(d) If all accumulated accrued and unpaid dividends on the Series C Preferred Shares and any other class or series of Parity Shares of the Corporation have not been paid in cash, Common Shares or Series C Preferred Shares (or, with respect to any Parity Shares, in Parity Shares), or declared and set apart for payment in cash, Common Shares or Series C Preferred Shares (or, with respect to any Parity Shares, in Parity Shares) the Series C Preferred Shares shall not be redeemed under this Section 5 in part and the Corporation shall not purchase or acquire Series C Preferred Shares, otherwise than (i) pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares and Parity Shares or (ii) in exchange for Junior Shares.

(e) Notice of the redemption of any Series C Preferred Shares under this Section 5 shall be mailed by first class mail to each holder of record of Series C Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s records, not less than 30 nor more than 60 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series C Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price per Series C Preferred Share (determined as set forth in paragraph (a) or (b) of this Section 5, as applicable) plus accumulated accrued and unpaid dividends through the Call Date (determined as set forth in paragraph (c) of this Section 5); (4) if any shares are represented by certificates, the place or places at which certificates for such shares are to be surrendered; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series C Preferred Shares may be listed or admitted for trading. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series C Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Preferred Shares shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

(f) The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with the preceding subsection shall be deemed fulfilled if, on or before the Call Date, the Corporation (or, if applicable, the acquiring entity) shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series C Preferred Shares so called for redemption, in which case the notice to holders of the Series C Preferred Shares will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates, if any, representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date, determined as set forth in paragraph (c) of this Section 5). No interest shall accrue for the benefit of the holders of Series C Preferred Shares to be redeemed on any cash so set aside by the Corporation (or, if applicable, the acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or, if applicable, the acquiring entity) after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or, if applicable, the acquiring entity) for the payment of such cash.

(g) As promptly as practicable after the surrender in accordance with said notice of the certificates, if any, for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation (or, if applicable, the acquiring entity) shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series C Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series C Preferred Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the Series C Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

(h) All Series C Preferred Shares issued and redeemed by the Corporation in accordance with this Section 5, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation

Section 6. Conversion of Shares.

(a) Upon the occurrence of a Change of Ownership or Control (the “Change of Control Date”), each holder of Series C Preferred Stock shall have the right, unless, prior to the Change of Control Date, the Corporation has provided or provides notice of its election to redeem the shares of Series C Preferred Stock pursuant to Sections 5(b) and 5(e), to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Date into a number shares of Common Stock per share of Series C Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of (x) the $100.00 per share liquidation preference plus (y) the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Date (unless the Change of Control Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividends will be included in such sum) by (B) the consideration per share of Common Stock paid in the Change of Ownership or Control, and (ii) $20.00 (the “Share Cap”), subject to paragraph 6(b).

(b) The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a dividend payable in shares of Common Stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to shares of Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

Section 7. Ranking. Any class or series of shares of stock of the Corporation shall be deemed to rank:

(a) prior to the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Shares (“Senior Shares”), including the Corporation’s 2007 Series A 8% Convertible Preferred Stock and 2008 Series B Convertible Preferred Stock (the “Series A & B Preferred Shares”), which has been fully issued as of the date of this Certificate;

(b) on a parity with the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series C Preferred Shares, if the holders of such class or series and the Series C Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c) junior to the Series C Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series C Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

Section 8. Voting Rights. The Series C Preferred Shares shall have no voting rights, except as set forth in this Section 8.

In the circumstances identified in subparagraphs (b) and (c) of Section 3 hereof, the number of directors then constituting the Board of Directors shall increase by two, and the holders of Series C Preferred Shares, together with the holders of shares of every other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Shares”), voting as a single class regardless of series, shall be entitled to elect two additional directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series C Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Such voting rights shall continue until terminated as provided in subparagraph (b) or (c) of Section 3 hereof, as applicable, whereupon the terms of all persons elected as directors by the holders of the Series C Preferred Shares and the Voting Preferred Shares shall terminate and the number of directors constituting the Board of Directors shall decrease accordingly. At any time after such voting power shall have been so vested in the holders of Series C Preferred Shares and the Voting Preferred Shares, the Secretary of the Corporation may, and upon the written request of any holder of Series C Preferred Shares (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series C Preferred Shares and of the Voting Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 75 days after receipt of any such request, then any holder of Series C Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Corporation for the Series C Preferred Shares and Voting Preferred Shares. The directors elected at any such special meeting shall serve until the next annual meeting of the stockholders or special meeting held in lieu thereof and until their successors are duly elected and qualified, if such term shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series C Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series C Preferred Shares and the Voting Preferred Shares or the successor of such remaining director, if any, to serve until the next annual meeting of the stockholders or special meeting held in place thereof and until their successors are duly elected and qualified, if such term shall not have previously terminated as provided above.

So long as any Series C Preferred Shares are outstanding, the affirmative vote of the holders of at least two-thirds of the Series C Preferred Shares and the Voting Preferred Shares at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(a) Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or these terms of the Series C Preferred Shares that materially and adversely affects the rights, preferences or voting power of the Series C Preferred Shares or the Voting Preferred Shares; provided, however, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, the Series C Preferred Shares, any Junior Shares that are not senior in any respect to the Series C Preferred Shares or the Voting Preferred Shares, or any shares of any class ranking, as to receipt of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, on a parity with the Series C Preferred Shares or the Voting Preferred Shares shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Series C Preferred Shares or the Voting Preferred Shares; and provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series C Preferred Shares or another series of Voting Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series C Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith;

(b) A statutory share exchange that affects the Series C Preferred Shares, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each Series C Preferred Share (i) shall remain outstanding without a material and adverse change to its terms, voting powers, preferences and rights or (ii) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series C Preferred Share (except for changes that do not materially and adversely affect the Series C Preferred Shares); provided, however, that if any such share exchange, consolidation or merger would materially and adversely affect any voting powers, rights or preferences of the Series C Preferred Shares or another series of Voting Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series C Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

(c) The authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into or exchangeable for shares of any class ranking prior to the Series C Preferred Shares or the Voting Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends;

provided, however, that no such vote of the holders of Series C Preferred Shares shall be required on or after March 21, 2014, or in connection with a Change of Ownership or Control if, at or prior to the time when such amendment, alteration, repeal, share exchange, consolidation or merger is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, a deposit is made for the redemption in cash of all Series C Preferred Shares at the time outstanding as provided in paragraph (e) of Section 5 hereof for a redemption price determined under the appropriate paragraph of Section 5.

So long as any Series C Preferred Shares are outstanding, the affirmative vote of the holders of at least a majority of the Series C Preferred Shares and the Voting Preferred Shares at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, the Series C Preferred Shares, or any shares of any class ranking, as to receipt of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with the Series C Preferred Shares or the Voting Preferred Shares.

For purposes of the foregoing provisions of this Section 8, each Series C Preferred Share shall have one vote per share, except that when any other series of Voting Preferred Shares shall have the right to vote with the Series C Preferred Shares as a single class on any matter, then the Series C Preferred Shares and such other series shall have with respect to such matters one vote per $100.00 of stated liquidation preference. Except as set forth herein, the Series C Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action,

No amendment to these terms of the Series C Preferred Shares shall require the vote of the holders of Common Shares (except as required by law) or any series of Preferred Stock other than the Voting Preferred Shares and the Series C Preferred Shares.

Section 9. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any Series C Preferred Shares are outstanding, the Corporation shall (a) transmit by mail to all holders of Series C Preferred Shares, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC “) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such Sections (other than any exhibits that would have been required); and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series C Preferred Shares. The Corporation shall mail the reports to the holders of Series C Preferred Shares within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

Section 10. Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any Series C Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary,

Section 11. Sinking Fund. The Series C Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

Section 12. Conversion. The Series C Preferred Shares shall not be convertible into or exchangeable for any stock or other securities or property of the Corporation.

Section 13. Book Entry. The Series C Preferred Shares shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares “), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary “) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series C Preferred Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members “) shall have no rights under these terms of the Series C Preferred Shares with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by Jonathan D. Hoopes its President as of this 10th day of February, 2012.

GREENHUNTER ENERGY, INC.

By:	/s/ Jonathan D. Hoopes
Name: Jonathan D. Hoopes
Title: President